Exhibit 5.1

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004-1482

November 17, 2015

United Airlines, Inc.
233 South Wacker Drive
Chicago, IL  60606

Ladies and Gentlemen:

We have acted as special counsel to United Airlines, Inc., a Delaware corporation (“United”), in connection with the transactions contemplated by the Pass Through Trust Agreement, dated as of October 3, 2012 (the “Basic Agreement”), between United and Wilmington Trust, National Association, as trustee (the “Trustee”), and Trust Supplement No. 2015-1AA and Trust Supplement No. 2015-1A thereto, between United and the Trustee, each dated as of the date hereof (together, the “Pass Through Trust Supplements”, and the Basic Agreement as supplemented by each Pass Through Trust Supplement, a “Pass Through Trust Agreement” and collectively the “Pass Through Trust Agreements”), including the issuance of the pass through certificates pursuant to the Pass Through Trust Agreements (the “Certificates”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Pass Through Trust Agreements;

(b)
the Underwriting Agreement, dated November 2, 2015 among the underwriters named in Schedule II thereto (collectively, the “Underwriters”), acting through their representatives Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, and United (the “Underwriting Agreement”);

(c)
the Registration Statement on Form S-3 (Registration No. 333¬203630), filed by United and United Continental Holdings, Inc. under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on April 24, 2015, including the exhibits thereto and the documents incorporated by reference therein to and including the date of the Underwriting Agreement (the “Registration Statement”); and

(d)	the Certificates issued on the date hereof in definitive form.

The documents described in the foregoing clauses (a) and (d) are collectively referred to herein as the “Opinion Documents”.

We have considered such matters of law and fact, and relied upon such certificates of officers of United and public officials, corporate records and other information furnished to us, including without limitation the certificates and representations referred to below, as we have deemed appropriate as a basis for the opinions set forth below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and of the representations and warranties set forth therein, (ii) that (A) each of the Opinion Documents has been duly authorized, executed and delivered by each party thereto (other than United) and (B) each party to the Opinion Documents has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that the assumption set forth in this clause (ii)(B) is not made as to United regarding matters of the law of the State of New York, applicable federal law of the United States of America (other than federal aviation laws) or the General Corporation Law of the State of Delaware), and that, except as specifically covered in the opinions expressed below, each of the Opinion Documents is a valid, binding and enforceable obligation of each party thereto and (iii) that the Certificates have been duly authorized, issued, executed, authenticated and delivered against payment therefor by the Trustee in accordance with the terms and provisions of the Pass Through Trust Agreements and the Underwriting Agreement.

Based on and subject to the foregoing, and to the other assumptions, qualifications and limitations set forth herein, it is our opinion that:

1.           United is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.           United has the corporate power to enter into each of the Pass Through Trust Agreements and to perform its obligations thereunder.

3.           The execution and delivery by United of the Pass Through Trust Agreements have been duly authorized by all necessary corporate action of United, and the Pass Through Trust Agreements have been duly executed and delivered by United.  The Pass Through Trust Agreements are valid and binding obligations of United, enforceable against United in accordance with their terms.

4.           The Certificates constitute valid and binding obligations of the Trustee, entitled to the benefits of the applicable Pass Through Trust Agreement under which they were issued, enforceable against the Trustee in accordance with their terms.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

(a)           The opinions in paragraphs 3 and 4 above are subject to (i) bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance and other similar laws affecting the rights or remedies of creditors generally, (ii) general principles of equity including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought and (iii) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  In addition, certain remedial and procedural provisions of the Opinion Documents are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Opinion Documents and does not, in our opinion, make the remedies provided in the Opinion Documents, or otherwise available under applicable law, inadequate for the practical realization of the substantive benefits purported to be provided thereby, except for the economic consequences resulting from any delay imposed by, or any procedure required by, applicable laws, rules, regulations and by constitutional requirements.

(b)           We express no opinion as to any provision contained in any of the Opinion Documents (i) that purports to establish or may be construed to establish evidentiary standards, (ii) as such provision relates to the jurisdiction of federal courts, (iii) providing for late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default or other specified event, but only to the extent such provision is deemed to constitute a penalty or liquidated damages provision, (iv) providing for indemnification or exculpation of, or contribution to, any Person for such Person’s gross negligence, willful misconduct, recklessness or unlawful conduct or in respect of liabilities under the Securities Act, (v) providing for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or any waiver which is against public policy considerations, or (vi) to the extent such provision states that the provisions of such Opinion Document are severable.  Under certain circumstances the requirement that the provisions of an Opinion Document may be modified or waived only in writing or only in a specific instance and provisions to the effect that failure or delay in exercising any right, remedy, power and/or privilege will not impair or waive such right, remedy, power and/or privilege may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions.  A court may modify or limit contractual agreements regarding attorneys’ fees.

(c)           Provisions of any Opinion Document which permit any Person to take action or make determinations, or to benefit from indemnities, contribution agreements or similar undertakings, or waivers, exculpatory provisions or similar provisions, may be subject to limitations imposed by law or by public policy considerations.

(d)           Insofar as the foregoing opinions relate to the valid existence and good standing of United, they are based solely on a certificate of good standing with respect to United received from the Secretary of State of the State of Delaware.

(e)           The foregoing opinions are limited to the law of the State of New York, the federal law of the United States of America and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws or federal securities laws, including without limitation the Securities Act and the Trust Indenture Act of 1939, as amended, (iii) any federal or state tax, antitrust or fraudulent transfer or conveyance laws, (iv) the Employee Retirement Income Security Act of 1974, as amended, or (v) federal aviation laws.  In addition, our opinions are based upon a review of those laws, statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents.

We are furnishing this opinion letter to you solely for your benefit in connection with the transactions described above for purposes of filing this opinion letter with the Commission to make it an exhibit to the Registration Statement.  This opinion letter is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose whatsoever without in each instance our prior written consent.  This opinion letter speaks only as of the date hereof, and we disclaim any obligation to advise you of changes of law or fact that occur after the date hereof.

We hereby consent to the filing of this opinion with the Commission to make it an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the forms of prospectus relating to the offering of the Certificates included in the Registration Statement or filed by United pursuant to Rule 424(b) under the Securities Act.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Hughes Hubbard & Reed LLP